Exhibit 10.9

Execution Version

MERGER AGREEMENT AND PLAN OF REORGANIZATION

among

MIRA III ACQUISITION CORP., WIND POWER HOLDINGS, INC.,

MIRA SUBCO INC. AND MIRA SUBCO LLC

March 31, 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 TRANSACTION		8

2.1	Agreement to Merge	8
2.2	Disclosure Documents	8
2.3	Merger Events	11
2.4	Share Certificates	12
2.5	Resulting Issuer	12
2.6	Merged Corporation	13
2.7	Fractional Shares	13
2.8	Effect of Merger	14
2.9	Mergeco2	14
2.10	Effect of Subsequent Merger	15
2.11	Filing of Articles	15
2.12	U.S. Tax Treatment	15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF MIRA		16

3.1	Representations and Warranties of Mira	16

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21

4.1	Representations and Warranties of the Company	21

ARTICLE 5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES		28

5.1	No Survival of Representations and Warranties	28

ARTICLE 6 COVENANTS OF THE COMPANY		28

6.1	Necessary Consents	28
6.2	Ordinary Course	28
6.3	Non-Solicitation	28
6.4	Restrictive Covenants	29
6.5	Company Alternative Transaction	30
6.6	All Other Action	30

ARTICLE 7 COVENANTS OF MIRA		31

7.1	Necessary Consents	31
7.2	Ordinary Course	31
7.3	Non-Solicitation	31
7.4	Restrictive Covenants	31
7.5	Subco and Subco2	32
7.6	Mira Alternative Transaction	32
7.7	All Other Action	33

TABLE OF CONTENTS

(continued)

-ii-

MERGER AGREEMENT

This Merger Agreement is entered into on March 31, 2014 by and between Mira III Acquisition Corp., a British Columbia corporation, Wind Power Holdings, Inc., a Delaware corporation, Mira Subco Inc., a Delaware corporation (“Subco”, as more specifically defined herein) and Mira Subco LLC, a Delaware limited liability company (“Subco2”, as more specifically defined herein).

The parties intend that the Merger be interdependent with and a condition precedent to the Subsequent Merger and that the Subsequent Merger shall be effected on the Effective Date immediately following the Effective Time and without the further approval, authorization or direction from or by any of the Parties. It is the further intention of the parties that, upon consummation of the Merger and the Subsequent Merger, there will be achieved a single end result and the shareholders of the Company at the Effective Time will receive the same economic benefit and/or ownership interest in Mira as such shareholders of the Company would have received had the Company been merged directly with and into Subco2.

The parties also intend that the Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, that each of Mira, Subco and the Company are “parties to a reorganization” within the meaning of Section 368(b) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) as provided in Section 2.12.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement (including the preamble, recitals and each Schedule hereto), the following terms have the meanings ascribed thereto as follows:

“Acquisition” means the reverse takeover of Mira by the Company effected through the Merger and the Subsequent Merger and which acquisition shall constitute the Qualifying Transaction of Mira within the meaning of the CPC Policy.

“Affiliate” has the meaning specified in the BCCA.

“Agency Agreement” means the agency agreement dated March 17, 2014 among Wind Power, Mira and the Agents in respect of the Private Placement;

“Agents” means collectively Beacon Securities Limited, Cormark Securities Inc. and Canaccord Genuity Corp.

“Agents’ Options” means the common share purchase options of the Company issued to the Agents pursuant to the Private Placement, with each option entitling the holder thereof to acquire one (1) Company Share at an exercise price equal to CAD$4.00 until March 17, 2016.

“Agreement” means this Agreement and any instrument supplemental or ancillary hereto; and the expressions “Article”, “section”, and “subsection” followed by a number means and refers to the specified Article, section or subsection of this Agreement.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement.

“Applicable Delaware Law” means the DGCL or the DLLCA, as applicable.

“Applicable Securities Law” means applicable securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders having the force of law, in force from time to time.

“Applicable U.S. Shareholders” means all U.S. resident holders of shares of the Company that are accredited investors other than Private Placement Shareholders.

“Assets” means the property and assets of the Company and the Company Subsidiaries, of every kind and description and wheresoever situated.

“BCCA” means the Business Corporations Act (British Columbia).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the City of Toronto in the Province of Ontario.

“Closing” means the completion of the transactions contemplated herein.

“Closing Date” means the Business Day following the date upon which all conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived or such other Business Day as the Parties may agree in writing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Wind Power Holdings, Inc., a corporation incorporated under the laws of Delaware.

“Company Alternative Transaction” has the meaning given to the term in Section 6.5.

“Company Approval” means the approval of the shareholders of the Company of the Merger and such other ancillary matters.

“Company Consolidation” means the consolidation of the Company Shares to be effective prior to the Merger on the basis of one post-consolidation Company Share for each 1.557612 outstanding Company Shares existing immediately before the consolidation.

“Company Contracts” has the meaning given to the term in subsection 4.1(r).

“Company Notes” means convertible senior secured notes of the Company outstanding with a face amount of US$11,775,516.34.

“Company Options” means the 2,850,282 common share purchase options of the Company issued and outstanding, with each such option entitling the holder to acquire one (1) Company Share, subject to adjustments.

“Company Shareholder Materials” means the materials to be distributed to Company Shareholders in connection with the Company Approval.

“Company Shareholders” means holders of the Company Shares.

“Company Shares” means the shares of common stock in the capital of the Company.

“Company Subsidiaries” means Northern Power Systems, Inc., a corporation incorporated under the laws of Delaware, Northern Power Systems AG, a Switzerland corporation, and Northern Power Systems S.r.l., an Italian limited liability company.

“Company’s Financial Statements” means the Company’s audited consolidated financial statements as at, and for the fiscal years ended, December 31, 2012, 2011 and 2010.

“Confidential Information” means any information concerning the Company or Mira (the “Disclosing Party”) or its business, properties and assets made available to the other party or its representatives (the “Receiving Party”); provided that it does not include information which (i) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or pursuant to a breach of Section 11.1 by the Receiving Party, or (ii) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that (to the reasonable knowledge of the Receiving Party) such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information.

“Consolidation” means the consolidation of Mira Common Shares to be effective prior to the Merger on the basis of one post-consolidation Mira Common Share for each 34.7826 outstanding Mira Common Shares existing immediately before the consolidation.

“CPC Policy” means Policy 2.4 – Capital Pool Companies of the TSXV.

“DGCL” means the General Corporation Law (Delaware).

“DLLCA” means the Limited Liability Company Act (Delaware).

“Effective Date” means the effective date of the Merger, which shall be the date on the Certificate of Merger.

“Effective Time” means the time set out in the Certificate of Merger for the Merger (Delaware time) on the Effective Date or such other time as Mira and the Company may agree.

“Employee Plans” has the meaning given to the term in subsection 4.1(aa).

“Environmental Laws” means all applicable laws (whether federal, state, provincial or municipal) relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or hazardous substances.

“Environmental Permits” includes all orders, permits, certificates, approvals, consents, registrations and licences issued by any authority of competent jurisdiction under any Environmental Law.

“Escrow Release Conditions” has the meaning ascribed thereto in the Agency Agreement.

“Escrowed Proceeds” means the proceeds from the Private Placement (less certain expenses of the Agents in connection therewith) held in escrow with an escrow agent until the satisfaction of the Escrow Release Conditions.

“Filing Statement” means the filing statement of Mira in the form prescribed by the TSXV, pertaining to the Qualifying Transaction and which shall be filed on SEDAR prior to the closing of the Acquisition.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any governmental authority and includes, without limitation, any national or federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“IFRS” means International Financial Reporting Standards.

“include” or “including” shall be deemed to be followed by the words “without limitation”.

“Intellectual Property” means any registered or unregistered trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, knowhow, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration and all associated rights, including moral rights.

“Leased Premises” means has the meaning given to the term in subsection 4.1(w).

“Lien” means any mortgage, encumbrance, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition, which, in substance, secures payment, or performance of an obligation.

“Material Adverse Change” or “Material Adverse Effect” with respect to Mira or the Company, as the case may be, means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of Mira or the Company, as the case may be, on a consolidated basis.

“Mergeco” means the Company, which shall be the surviving corporation of the Merger of Subco with and into the Company pursuant to the Merger to be named “Wind Power Holdings, Inc.”.

“Mergeco2” means Subco2, which shall be the surviving entity of the merger of Mergeco with and into Subco2 pursuant to the Subsequent Merger to be named “Wind Power Holdings LLC”.

“Merger” means the merger of Subco with and into the Company pursuant to the provisions of the DGCL in the manner contemplated in and pursuant to the terms and conditions of this Agreement.

“Merging Companies” means the Company and Subco.

“Mira” means Mira III Acquisition Corp.

“Mira Agent Options” means the options to acquire 250,000 Mira Common Shares at a price of CAD$0.10 per Mira Common Share granted to certain agents in connection with Mira’s initial public offering (on a pre-Consolidation basis).

“Mira Alternative Transaction” has the meaning given to the term in Section 7.6.

“Mira Assets” means the property and assets of Mira, of every kind and description and wheresoever situated.

“Mira Class B Shares” means the Class B restricted voting convertible shares in the capital of Mira upon completion of the Share Amendment.

“Mira Common Shares” means the common shares in the capital of Mira.

“Mira Meeting” means the annual and special meeting of the shareholders of Mira, scheduled to take place on April 14, 2014, or such other date as agreed to by the Parties, for the consideration and, if deemed appropriate, approval of the Mira Meeting Matters.

“Mira Meeting Materials” means the notice of meeting and information circular of Mira distributed to Mira Shareholders in connection with the Mira Meeting.

“Mira Meeting Matters” means, inter alia, the following items to be presented for shareholder approval at the Mira Meeting with respect to Mira:

(a)	the Consolidation;

(b)	the Share Amendment;

(c)	the appointment of auditors prior to and following the Closing;

(d)	the election of directors prior to and following the Closing;

(e)	the adoption of the Stock Option Plan to be effective following the Closing; and

(f)	such further or other matters as shall properly come before the Mira Meeting.

“Mira Options” means the 1,250,000 common share purchase options of Mira issued and outstanding, with each such option entitling the holder to acquire one (1) Mira Common Share (on a pre-Consolidation basis), subject to adjustments.

“Mira Shareholders” means the holders of Mira Common Shares and Mira Class B Shares.

“Mira Subsidiary” means Subco or Subco2 and “Mira Subsidiaries” means both of them.

“Mira’s Closing Documents” means the documents required to be delivered to the Company by Mira pursuant to Section 9.3 hereof.

“Mira’s Financial Statements” means the audited financial statements of Mira for the year ended December 31, 2013 and the period from February 14, 2012 (date of incorporation) to December 31, 2012.

“Name Change” means a change of the name of Mira from “Mira III Acquisition Corp.” to “Northern Power Systems Corp.” or such other name as is agreed to by the Company and Mira.

“Party” means a party to this Agreement and “Parties” means all parties to this Agreement.

“Permitted Encumbrances” means (i) any validly perfected security interest given by the Company in respect of any indebtedness; (ii) any other security given by the Company in connection with the operation of the Company’s business; (iii) liens against the Company or its assets for taxes, assessments or governmental charges or levies not due and delinquent; and (iv) undetermined or inchoate liens and charges incidental to the current operations of the Company which have not been filed pursuant to law or which relate to obligations not due or delinquent.

“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity.

“Private Placement” means the issuance of 6,125,000 Subscription Receipts on March 17, 2014 by way of a private placement by the Company at a price of CAD$4.00 per Subscription Receipt for aggregate gross proceeds to the Company of CAD$24,500,000.

“Private Placement Shareholders” means the holders of Company Shares that acquired their Company Shares pursuant to the Private Placement.

“Qualifying Transaction” shall have the meaning ascribed to such term in TSXV Policy 2.4 - Capital Pool Companies.

“Resulting Issuer” has the meaning given to the term in Section 2.5 hereof.

“Resulting Issuer Class B Shares” means the Class B restricted voting convertible shares in the capital of the Resulting Issuer.

“Resulting Issuer Common Shares” means the common shares in the capital of the Resulting Issuer.

“Resulting Issuer Options” means the common share purchase options of the Resulting Issuer for which Agents’ Options and Company Options shall be exchanged as provided in Section 2.3 hereof, with each such Resulting Issuer Option having the same economic value as an Agent Option or Company Option, as the case may be.

“Resulting Issuer Shares” means the Resulting Issuer Common Shares and the Resulting Issuer Class B Shares.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Share Amendment” means the amendment to the articles of Mira providing for an additional class of shares of Mira, the Mira Class B Shares, as described in Section 2.2.

“Stock Option Plan” means the stock option and incentive plan to be adopted by Mira, subject to shareholder approval at the Mira Meeting.

“Subco” means Mira Subco Inc., a direct, wholly-owned subsidiary of Mira incorporated under the DGCL on March 28, 2014 for the sole purpose of effecting the Merger in connection with the Acquisition.

“Subco Shares” means all of the outstanding common shares in the capital of Subco.

“Subco2” means Mira Subco LLC, a direct, wholly-owned limited liability company subsidiary of Mira organized under the DLLCA on March 28, 2014 for the purpose of effecting the Subsequent Merger after the Merger.

“Subscription Receipts” means the subscription receipts of the Company issued under the Private Placement, each automatically convertible into one (1) Company Share for no additional consideration upon satisfaction of the Escrow Release Conditions prior to the Merger.

“Subsequent Merger” means the merger of Mergeco with and into Subco2.

“Taxes” means all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto.

“Termination Date” has the meaning given to the term in Section 10.1.

“TSX” means the Toronto Stock Exchange.

“TSXV” means the TSX Venture Exchange.

ARTICLE 2

TRANSACTION

2.1	Agreement to Merge.

Upon the terms and subject to the conditions contained in this Agreement, the Parties hereby agree that Subco shall merge with and into the Company at Closing and the Company shall survive the merger and shall be Mergeco and that immediately following the Merger on the Effective Date, Mergeco shall merge with and into Subco2 and Subco2 shall survive the Subsequent Merger and shall be Mergeco2. Mira shall, in its capacity as the sole shareholder of Subco and Subco2, approve the Merger and Subsequent Merger as soon as reasonably practicable with the intent that the same shall be completed on or before April 15, 2014.

2.2	Disclosure Documents.

(a)

Promptly after the execution of this Agreement, the Company and Mira jointly shall prepare and complete the Filing Statement together with any other documents required by the BCCA, Applicable Securities Laws and other applicable laws and the rules and policies of the TSX and TSXV in connection with the Mira Meeting and the Acquisition, and Mira shall, as promptly as reasonably practicable after obtaining the approval of the TSX and TSXV, if required, cause the Filing Statement to be filed on SEDAR.

(b)	Mira represents and warrants that the Mira Meeting Materials do and the Filing Statement will comply in all material respects with all applicable laws (including Applicable Securities Laws), and, without limiting the generality of the foregoing, that the Mira Meeting Materials and Filing Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (provided that Mira shall not be responsible for the accuracy of any information relating to the Company or the Resulting Issuer that is furnished in writing by the Company for inclusion in the Filing Statement).

(c)	The Company represents and warrants that any information or disclosure relating to the Company or the Resulting Issuer that is furnished in writing by the Company for inclusion in the Filing Statement (the “Company Filing Statement Disclosure”) will comply in all material respects with all applicable laws (including Applicable Securities Laws), and, without limiting the generality of the foregoing, that the Company Filing Statement Disclosure shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(d)	Promptly after the execution of this Agreement, the Company shall prepare and complete the Company Shareholder Materials together with any other documents required by the DGCL in connection with the Company Approval, and the Company shall, as promptly as reasonably practicable after the date hereof cause the Company Shareholder Materials and other documentation required in connection with the Company Approval to be sent to each shareholder of the Company and other Persons as required by its constating documents and applicable laws, in each case so as to permit the Company Approval to be obtained on or before April 14, 2014.

(e)	The Company shall ensure that the Company Shareholder Materials comply in all material respects with all applicable laws, and, without limiting the generality of the foregoing, that the Company Shareholder Materials shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(f)	The Company, Mira and their respective legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Company Shareholder Materials and the Filing Statement and other documents related thereto, and reasonable consideration shall be given to any comments made by the Company,

Mira and their respective counsel, provided that all information relating solely to Mira included in the Mira Meeting Materials, the Filing Statement or the Company Shareholder Materials, as the case may be, shall be in form and content satisfactory to Mira, acting reasonably, and all information relating solely to the Company included in the Mira Meeting Materials, the Filing Statement or the Company Shareholder Materials, as the case may be, shall be in form and content satisfactory to the Company, acting reasonably.

(g)	Mira and the Company shall promptly notify each other if at any time before the date of the Mira Meeting in respect of the Mira Meeting Materials, the date of filing in respect of the Filing Statement or the date of the Company Approval in respect of the Company Shareholder Materials, either party becomes aware that the Mira Meeting Materials, the Filing Statement or the Company Shareholder Materials, as the case may be, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Mira Meeting Materials, the Filing Statement or the Company Shareholder Materials, as the case may be, and the Parties shall cooperate in the preparation of any amendment or supplement to such documents, as the case may be, as required or appropriate.

(h)	Mira represents, warrants, covenants and agrees with the Company that Mira:

(i)	has mailed to its shareholders the Mira Meeting Materials in accordance with its constating documents and applicable laws;

(ii)	subject to applicable law (including in the event quorum is not satisfied) will not, without the prior written consent of the Company, adjourn, postpone or delay the Mira Meeting and, if requested by the Company in writing, Mira will adjourn, postpone or delay the Mira Meeting;

(iii)	prior to the Closing, will effect the Consolidation, Name Change and Share Amendment, subject to obtaining the requisite shareholder approval and the prior written consent of the Company;

(iv)	except for non-substantive communications, will furnish promptly to the Company a copy of each notice, report, schedule or other document delivered, filed or received by it in connection with: (i) the Merger and the Subsequent Merger; (ii) the Consolidation; (iii) the Share Amendment; (iv) any filings under Applicable Securities Laws; and (v) any dealings with regulatory agencies in connection with the transactions contemplated herein; and

(v)	will immediately notify the Company of any legal or governmental action, suit, judgment, investigation, injunction, complaint, action, suit, motion, judgement, regulatory investigation, regulatory proceeding or similar proceeding by any Person, Governmental Authority or other regulatory body, whether actual or threatened, with respect to the Acquisition or which could otherwise delay or impede the transactions contemplated hereby.

2.3	Merger Events.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(a)	each Company Share issued and outstanding immediately prior to the Effective Time (on a post-Company Consolidation basis) shall be exchanged by each holder thereof, other than the Applicable U.S. Shareholders, for one (1) fully paid and non-assessable Resulting Issuer Common Share;

(b)	each Company Share issued and outstanding immediately prior to the Effective Time (on a post-Company Consolidation basis) and held by an Applicable U.S. Shareholder shall be exchanged by each holder thereof for 0.27257527 fully paid and non-assessable Resulting Issuer Common Shares and 0.72742473 fully paid and non-assessable Resulting Issuer Class B Shares;

(c)	each Company Share exchanged for one (1) fully paid and non-assessable Resulting Issuer Common Share in accordance with subsection 2.3(a) hereof shall be cancelled;

(d)	each Company Share exchanged for 0.27257527 fully paid and non-assessable Resulting Issuer Common Shares and 0.72742473 fully paid and non-assessable Resulting Issuer Class B Shares in accordance with subsection 2.3(b) hereof shall be cancelled;

(e)	each Subco Share issued and outstanding immediately prior to the Effective Time shall be exchanged for one (1) Mergeco share;

(f)	each Agent Option and Company Option outstanding immediately prior to the Effective Time (on a post-Company Consolidation basis) shall be exchanged for one (1) Resulting Issuer Option;

(g)	all Agents’ Options and Company Options exchanged for Resulting Issuer Options in accordance with subsection 2.3(f) hereof shall be cancelled; and

(h)	Mergeco shall be a wholly-owned subsidiary of Mira.

2.4	Share Certificates.

On the Effective Date:

(a)	the original share certificate of Subco registered in the name of Mira shall be cancelled and Mira shall be issued a share certificate for the number of Mergeco shares to be issued to Mira as provided in Section 2.3 hereof;

(b)	certificates or other evidence representing the Company Shares, Agents’ Options and Company Options shall cease to represent any claim upon or interest in the Company other than the right of the holder to receive, pursuant to the terms hereof, Resulting Issuer Shares and Resulting Issuer Options in accordance with Section 2.3 hereof;

(c)	the original share certificate of Subco2 registered in the name of Mira shall be cancelled and Mira shall be issued a share certificate for the number of Mergeco2 shares to be issued to Mira pursuant to the Subsequent Merger; and

(d)	upon the delivery and surrender by the holder thereof to the Resulting Issuer of certificates representing Company Shares and Agents’ Options, which have been exchanged for Resulting Issuer Shares and Resulting Issuer Options in accordance with the provisions of Section 2.3 hereof, the Resulting Issuer shall on the Effective Date, or as soon as practicable thereafter, following the date of receipt by the Resulting Issuer of the certificates referred to above, deliver to each such holder certificates representing the number of Resulting Issuer Shares and Resulting Issuer Options to which such holder is entitled or other evidence of ownership.

2.5	Resulting Issuer.

Subject to the approval of the holders of Mira Common Shares, Mira, upon completion of the Merger to be known as Northern Power Systems Corp. (the “Resulting Issuer”), will have a minimum of three (3) and a maximum of nine (9) directors and the following will be the directors and officers of the Resulting Issuer:

Directors

Troy Patton

Marcus D. Baker

Alexander Ellis III

Richard Hokin

William F. Leimkuhler

John Simon

Robert Lentz

Kevin Taylor

Officers

Name	Title

Troy Patton	Chief Executive Officer and President
Ciel Caldwell	Chief Financial Officer
Jonathan Lynch	Chief Technology Officer
Elliot Mark	Vice President and General Counsel and Secretary

2.6	Merged Corporation.

Unless otherwise determined in accordance with applicable law by Mergeco or its shareholders, the following provisions will apply:

(a)	Number of Directors. The board of directors of Mergeco shall consist of a minimum of three (3) directors and a maximum of nine (9) directors. The directors of Mergeco from time to time shall be empowered to determine the number of directors of Mergeco within the minimum and maximum number set out in the Articles of Incorporation of Mergeco, as amended from time to time.

(b)	Officers and Directors. As of the Effective Time, the initial directors of Mergeco shall be the same as the Resulting Issuer. As of the Effective Time, the initial officers of Mergeco and their titles shall be the same as the Resulting Issuer.

(c)	Fiscal Year. The fiscal year end of Mergeco shall be December 31 in each year, until changed by resolution of the Board of Directors.

(d)	Name. The name of Mergeco shall be Wind Power Holdings, Inc. or such other name as agreed to by the Parties.

(e)	Registered Office. The registered office of Mergeco shall be the registered office of the Company.

(f)	Authorized Capital. The authorized capital of Mergeco shall be the authorized capital of Subco as provided in its Articles of Incorporation.

(g)	Articles of Incorporation and By-laws. The Articles of Incorporation and the By-laws of Mergeco shall be the Articles of Incorporation and By-laws of Subco with any amendments thereto as may be necessary to give effect to this Agreement.

(h)	Business and Powers. There shall be no restriction on the business that Mergeco may carry on or on the powers that Mergeco may exercise.

2.7	Fractional Shares.

No fractional Resulting Issuer Shares will be issued or delivered pursuant to the Merger, rather each holder of fractional shares shall be paid the fair value therefor in cash. In calculating such fractional interests, all securities of the Resulting Issuer registered in the name of, or beneficially held, by a securityholder or their nominee shall be aggregated.

2.8	Effect of Merger.

At the Effective Time:

(a)	Subco shall merge with and into the Company under the DGCL with the Company continuing as the surviving company subsequent to the Merger in accordance with the terms and conditions prescribed in this Agreement;

(b)	all of the property, assets, rights and privileges of Subco shall become the property, assets, rights and privileges of the Company, and all of the liabilities and obligations of Subco shall become the liabilities and obligations of the Company, which will thereafter be referred to as Mergeco;

(c)	the Articles of Incorporation and the By-laws of the Subco are deemed to be the Articles of Incorporation and the By-laws of Mergeco; and

(d)	the officers and directors of Mergeco shall be those individuals described in subsection 2.6(b) hereof.

2.9	Mergeco2.

Unless otherwise determined in accordance with applicable law by Mergeco2 or its shareholders, the following provisions will apply:

(a)	Number of Managers. The members of Mergeco2 from time to time shall be empowered to determine the number of managers of Mergeco2.

(b)	Officers and Managers. As of the Effective Time, the initial managers of Mergeco2 shall be the same as the directors of the Resulting Issuer. At the Effective Time, the initial officers of Mergeco2 and their titles shall be the same as the Resulting Issuer.

(c)	Fiscal Year. The fiscal year end of Mergeco2 shall be December 31.

(d)	Name. The name of Mergeco2 shall be Wind Power Holdings LLC or such other name as agreed to by the Parties.

(e)	Registered Office. The registered office of Mergeco2 shall be the registered office of the Company.

(f)	Authorized Capital. The authorized capital of Mergeco2 shall be the authorized capital of Subco2 as provided in the Limited Liability Company Agreement of Subco2.

(g)	Certificate of Formation and Limited Liability Company Agreement. The Certificate of Formation and Limited Liability Company Agreement of Mergeco2 shall be the Certificate of Formation and Limited Liability Company Agreement of Subco2.

(h)	Business and Powers. There shall be no restriction on the business that Mergeco2 may carry on or on the powers that Mergeco2 may exercise.

2.10	Effect of Subsequent Merger.

Immediately following the Effective Time on the Effective Date:

(a)	Mergeco shall merge with and into Subco2 under Applicable Delaware Law with Subco2 being the continuing company subsequent to the Subsequent Merger in accordance with the terms and conditions prescribed in this Agreement;

(b)	all of the property, assets, rights and privileges of Mergeco shall become the property, assets, rights and privileges of Subco2, and all of the liabilities and obligations of Mergeco shall become the liabilities and obligations of Subco2, which will thereafter be referred to as Mergeco2;

(c)	the Certificate of Formation and Limited Liability Company Agreement of Subco2 are deemed to be the Certificate of Formation and Limited Liability Company Agreement of Mergeco2; and

(d)	the officers and managers of Mergeco2 shall be those individuals described in subsection 2.9(b) hereof.

2.11	Filing of Articles.

Following the approval of the shareholders of (i) the Merging Companies to the Merger and (ii) Mergeco and Subco2 to the Subsequent Merger and subject to the satisfaction or waiver of all of the conditions precedent set forth herein, the Company, Subco and Subco2, as applicable, shall file the Certificates of Merger and such other documents as required under the Applicable Delaware Law to effect the Merger and Subsequent Merger pursuant to Applicable Delaware Law.

2.12	U.S. Tax Treatment.

This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each Party agrees (a) that it shall treat the Merger and the Subsequent Merger as a single integrated transaction (in which the Company merged directly with and into Mira) for U.S. federal income tax purposes, (b) that it shall report the Merger and the Subsequent Merger as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1) of the Code and IRS Revenue Ruling 2001-46, 2001 C.B. 321 on its United States Tax Returns, (c) that the Company, Mira and Subco are “parties to a reorganization” within the meaning of Section 368(b) of the Code, (d) that it shall retain such records and file such information as is required to be retained and filed pursuant to Treasury Regulation Section 1.368-3 in connection with the Merger and the Subsequent Merger, and (d) that it shall otherwise use its best efforts to cause the Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income tax purposes, to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. In connection with the Merger and the Subsequent Merger, the Parties agree to treat Mira as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Each of the Parties agrees that, immediately after the Merger and the Subsequent Merger, Mergeco2 will be an entity disregarded as separate from the Resulting Issuer for U.S. federal income tax purposes. No Party shall take any action, fail to take any action, cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent (1) the Merger and the Subsequent Merger, considered together as a single integrated transaction, from qualifying as a “reorganization” within the meaning of Section 368(a)(1) of the Code or (2) Mira from being treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Each Party hereto agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Acquisition as set forth in this Section 2.12.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF MIRA

3.1	Representations and Warranties of Mira.

Mira represents and warrants to and in favour of the Company as follows, and acknowledges that the Company is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)	Each of Mira and Subco is a corporation incorporated and validly existing under the laws of the jurisdiction of its incorporation, Subco2 is a limited liability company organized and validly existing under the laws of Delaware. In each case, each such entity has all requisite corporate or limited liability company power and authority and is duly qualified and holds all material permits, licences, registrations, permits, qualifications, consents and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate the Mira Assets, as applicable, and neither Mira nor, to the knowledge of Mira, any other Person, has taken any steps or proceedings, voluntary or otherwise, requiring or authorizing the dissolution or winding up of Mira or a Mira Subsidiary, and Mira and the Mira Subsidiaries have all requisite corporate or limited liability company power and authority to enter into this Agreement and to carry out their obligations hereunder.

(b)	The authorized capital of Mira consists of an unlimited number of Mira Common Shares, of which 12,500,000 Mira Common Shares are issued and outstanding as fully paid and non-assessable shares in the capital of Mira.

(c)	Other than the Mira Subsidiaries, Mira has no direct or indirect subsidiaries nor any investment in any Person or any agreement, option or commitment to acquire any such investment. All of the issued and outstanding securities of each Mira Subsidiary are held by Mira.

(d)	Mira is a “reporting issuer” as that term is defined under Applicable Securities Laws in Alberta and British Columbia and is not in default of the requirements of the Applicable Securities Laws in such jurisdictions.

(e)	Mira is in compliance in all material respects with all of the policies and rules of the TSXV.

(f)	Mira has filed all forms, reports, documents and information required to be filed by it, whether pursuant to Applicable Securities Laws or otherwise, with the applicable securities commissions (the “Disclosure Documents”) and Mira does not have any confidential filings with any securities authorities. As of the time the Disclosure Documents were filed with the applicable securities regulators and on SEDAR (System for Electronic Document Analysis and Retrieval)(or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Disclosure Documents complied in all material respects with the requirements of the Applicable Securities Laws in the jurisdictions they were filed; and (ii) none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)	Mira has been conducting its business in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on business and has not received a notice of non-compliance, and, to the knowledge of Mira, there are no facts that would give rise to a notice of noncompliance with any such laws and regulations.

(h)	No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or governmental entity is required by or with respect to Mira in connection with the execution and delivery of this Agreement by Mira, the performance of its obligations hereunder or the consummation by Mira of the transactions contemplated hereby other than: (i) the approval of the Merger as Mira’s Qualifying Transaction by the TSXV; (ii) the approval of the Mira Meeting Matters by the shareholders of Mira; (iii) filing of articles of amendment to reflect the Mira Meeting Matters, as applicable, and the Name Change; and (iv) any other consents, notice, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Mira or prevent or materially impair Mira’s ability to perform its obligations hereunder.

(i)	Each of Kevin Taylor, Ron Schmeichel and Lee Pettigrew have agreed to vote the Mira Shares held by them in favour of the Mira Meeting Matters.

(j)

Each of the execution and delivery of this Agreement, the performance by each of Mira, Subco and Subco2 of its obligations hereunder and the consummation of the transactions contemplated in this Agreement, including the Merger and the Subsequent Merger and the issue of the Resulting Shares and Resulting Issuer Options upon the Merger, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (i) any statute, rule or regulation applicable to Mira, Subco or Subco2 including Applicable Securities Laws; (ii)

the constating documents, by-laws or resolutions of Mira, Subco or Subco2 other than as will be remedied upon the filing of the articles of amendment to reflect the Meeting Matters and Name Change; (iii) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which Mira, Subco or Subco2 is a party or by which it is bound; or (iv) any judgment, decree or order binding Mira, Subco or Subco2 or their assets.

(k)	This Agreement has been duly authorized and executed by Mira, Subco and Subco2 and constitutes a valid and binding obligation of each of them and shall be enforceable against each of them in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principals when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(l)	Other than this Agreement, Mira is not currently party to any agreement in respect of: (i) the purchase of any property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by Mira whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of Mira (whether by sale or transfer of shares or sale of all or substantially all of the Mira Assets or otherwise).

(m)	The letter of intent between Mira and Haivision Systems Inc. (“Haivision”) dated August 2, 2013 has been terminated effective October 31, 2013 and Mira does not have any outstanding liabilities or obligations to Haivision or any other person or entity pursuant to such letter of intent or any other proposed or contemplated Qualifying Transaction or related agreements.

(n)	Mira’s Financial Statements have, in each case, been prepared in accordance with IFRS consistently applied throughout the periods referred to therein and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise as required by IFRS) of Mira as at such dates and the results of its operations and its cash flows for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Mira in accordance with IFRS and there has been no change in accounting policies or practices of Mira since December 31, 2013.

(o)	Mira is a taxable Canadian corporation for Canadian tax purposes and all Taxes due and payable or required to be collected or withheld and remitted, by Mira and its subsidiaries have been paid, collected or withheld and remitted as applicable. All tax returns, declarations, remittances and filings required to be filed by Mira and its subsidiaries have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. Mira has not received notice of any examination of any tax return of Mira or its subsidiaries, and to the knowledge of Mira, no such examination is currently in progress by any Governmental Authority and there are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by Mira or its subsidiaries. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to Mira and its subsidiaries.

(p)	Mira has established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable and there are no liens for Taxes on the Mira Assets and its subsidiaries, and there are no audits pending of the tax returns of Mira or its subsidiaries (whether federal, state, provincial, local or foreign) and there are no claims which have been asserted relating to any such tax returns.

(q)	Mira’s Auditors who audited Mira’s Financial Statements are independent public accountants.

(r)	No holder of outstanding Mira Common Shares is entitled to any pre-emptive or any similar rights to subscribe for any Mira Common Shares or other securities of Mira and, other than pursuant to the Mira Options, no rights to acquire, or instruments convertible into or exchangeable for, any securities in the capital of Mira or a Mira Subsidiary are outstanding.

(s)	No third party has any ownership right, title, interest in, claim in, lien against or any other right to the Mira Assets purported to be owned by Mira.

(t)	No legal or governmental actions, suits, judgments, investigations or proceedings are pending to which Mira or its subsidiaries, or to the knowledge of Mira, the directors, officers or employees of Mira or its subsidiaries are a party or to which the Mira Assets are subject and, to the knowledge of Mira, no such proceedings have been threatened against or are pending with respect to Mira or its subsidiaries, or with respect to the Mira Assets and neither Mira nor its subsidiaries is subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority.

(u)	Mira is not in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract to which it is a party or by which it or its property may be bound.

(v)	Mira’s initial public offering of common shares, completed on April 24, 2012 pursuant to a prospectus dated March 21, 2012, was completed in accordance with Applicable Securities Laws and the rules and policies of the TSXV.

(w)	None of Mira, Subco or Subco2 are party to any material contract, written or oral, or any other contract, written or oral, involving an amount in excess of $5,000 other than:

(i)	this Agreement;

(ii)	a registrar and transfer agency agreement dated as of March 21, 2012 between Mira and Equity Financial Trust Company;

(iii)	an agency agreement dated as of March 21, 2012 between Mira and Macquarie Private Wealth Inc. in connection with the initial public offering of Mira;

(iv)	an escrow agreement dated March 21, 2012 pursuant to which Mira Common Shares held by certain seed investors are held in escrow by Equity Financial Trust Company;

(v)	agreements evidencing the Mira Options; and

(vi)	the Agency Agreement.

(x)	All contracts specified in subsection 3.1(w) (the “Mira Contracts”) are in good standing in all material respects and in full force and effect.

(y)	Neither Mira nor, to the knowledge of Mira, any other party thereto is in material default or breach of any Mira Contract and, to the knowledge of Mira, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute a material default or breach under any Mira Contract which would give rise to a right of termination on the part of any other party to a Mira Contract.

(z)	Except for the trading halt imposed by the TSXV on January 16, 2014 following disclosure by Mira of the Acquisition, no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of Mira (including the Mira Common Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of Mira, are pending, contemplated or threatened by any regulatory authority.

(aa)	Mira is not a party to any agreement, nor, to the knowledge of Mira, is there any shareholders agreement or other contract which in any manner affects the voting control of any of the securities of Mira or a Mira Subsidiary.

(bb)	There is no agreement, plan or practice of Mira relating to the payment of any management, consulting, service or other fee or any bonus, pensions, share of profits or retirement allowance, insurance, health or other employee benefit other than in the ordinary course of business or in respect of professional service fees.

(cc)	Mira has no, and since incorporation has not had any, employees. There are no employment contracts, agreements or engagements, either oral or written, with any director or officer of Mira.

(dd)	None of the directors or officers of Mira or any associate or Affiliate of any of the foregoing has any interest, direct or indirect, in any transaction or any proposed transaction with Mira that materially affects, is material to or will materially affect Mira. Mira is not indebted to: (i) any director, officer or shareholder of Mira (other than in respect of the reimbursement of expenses incurred on behalf of Mira in the ordinary course of business); (ii) any individual related to any of the foregoing by blood, marriage or adoption; or (iii) any corporation controlled, directly or indirectly, by any one or more of those Persons referred to in this subsection 3.1(dd). None of those Persons referred to in this subsection 3.1(dd) is indebted to Mira. Except as disclosed by Mira to the Company in writing, Mira is not currently a party to any contract, agreement or understanding with any officer, director, employee, shareholder or any other Person not dealing at arm’s length with Mira.

(ee)	Mira has no insurance policies in place.

(ff)	The minute books and records of Mira and the Mira Subsidiaries made available to the Company in connection with the due diligence investigation of Mira and the Mira Subsidiaries for the period from the date of incorporation to the date hereof are all of the minute books of Mira and the Mira Subsidiaries and contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of Mira and the Mira Subsidiaries to the date hereof and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Mira or a Mira Subsidiary to the date hereof not reflected in such minute books.

(gg)	There is no Person acting at the request or on behalf of Mira that is entitled to any brokerage or finder’s fee or other compensation in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Representations and Warranties of the Company.

The Company represents and warrants to and in favour of Mira as follows, and acknowledges that Mira is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)

Each of the Company and the Company Subsidiaries is a corporation incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority and is duly qualified and holds all material permits, licences, registrations, permits, qualifications, consents and authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its Assets and neither the Company nor, to the knowledge of the Company, any other Person, has taken any steps or proceedings, voluntary or otherwise, requiring or authorizing the dissolution or winding up of the Company or any Company Subsidiary, and the Company has all requisite corporate power and corporate authority to enter into this Agreement and to carry out its obligations hereunder.

(b)	The authorized capital of the Company prior to the Company Consolidation consists of (i) 44,000,000 Company Common Shares of which, prior to giving effect to the conversion of Subscription Receipts into 6,215,000 Company Common Shares and the conversion of Company Notes into 3,384,755 Company Common Shares immediately prior to the Merger, 20,000,075 Common Shares are issued and outstanding as fully paid and non-assessable shares in the capital of the Company; and (ii) 6,000,000 preferred shares of which none are issued and outstanding as of the date hereof.

(c)	Other than the Company Subsidiaries, the Company has no direct or indirect subsidiaries nor any investment in any Person or any agreement, option or commitment to acquire any such investment. All of the issued and outstanding securities of each Company Subsidiary are held by the Company or another Company Subsidiary.

(d)	Each of the Company and the Company Subsidiaries has been conducting its business in compliance in all material respects with all applicable laws and regulations of each jurisdiction in which it carries on business and has not received a notice of material non-compliance, and, to the knowledge of the Company, there are no facts that would give rise to a notice of material noncompliance with any such laws and regulations.

(e)	Other than the occurrence of the Escrow Release Conditions for the release of the net proceeds of the Private Placement, no consent, approval, order or authorization of, or registration, declaration or filing with, any third party or governmental entity is required by or with respect to the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby other than: (i) the approval of the Merger and the Subsequent Merger and the Company Consolidation by the shareholders of the Company and the approval of the Merger and the Subsequent Merger under Applicable Delaware Law; and (ii) any other consents, notice, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially impair the Company’s ability to perform its obligations hereunder.

(f)	Each of the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated in this Agreement, including the Merger and the Subsequent Merger, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (i) any statute, rule or regulation applicable to the Company or a Company Subsidiary, including Applicable Securities Laws; (ii) the constating documents, by-laws or resolutions of the Company or a Company Subsidiary which are in effect at the date hereof; (iii) any mortgage, note, indenture, contract, agreement, joint venture, partnership, instrument, lease or other document to which the Company or a Company Subsidiary is a party or by which it is bound; or (iv) any judgment, decree or order binding the Company, a Company Subsidiary or the Assets.

(g)	This Agreement has been duly authorized and executed by the Company and constitutes a valid and binding obligation of the Company and shall be enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principals when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(h)	Other than this Agreement and except as disclosed by the Company in writing to Mira, neither the Company nor a Company Subsidiary is currently party to any agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material Assets or any interest therein currently owned, directly or indirectly, by the Company whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of the Company (whether by sale or transfer of shares or sale of all or substantially all of the Assets of the Company or otherwise).

(i)	The Company’s Financial Statements and the interim consolidated financial statements of the Company for the period ended September 30, 2013 have, in each case, been prepared in accordance with GAAP consistently applied throughout the periods referred to therein and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise as required by GAAP) of the Company as at such dates and the results of its operations and its cash flows for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of the Company in accordance with GAAP and there has been no change in accounting policies or practices of the Company since September 30, 2013.

(j)

The Company is a taxable U.S. corporation for U.S. federal income tax purposes and all Taxes due and payable or required to be collected or withheld and remitted, by the Company and its subsidiaries have been paid, collected or withheld and remitted as applicable, except for where the failure to pay such

Taxes would not have a Material Adverse Effect. Except to the extent that failure to do so would not have a Material Adverse Effect, all tax returns, declarations, remittances and filings required to be filed by the Company and its subsidiaries have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. The Company has not received notice of any examination of any tax return of the Company or any Company Subsidiary, and to the knowledge of the Company, no examination of any tax return of the Company or any Company Subsidiary is currently in progress by any Governmental Authority and there are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by the Company or any Company Subsidiary. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to the Company or any Company Subsidiary.

(k)	The Company has established on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable and there are no liens for Taxes on the assets of the Company or any Company Subsidiary that are material, and there are no audits pending of the tax returns of the Company or any Company Subsidiary (whether federal, state, provincial, local or foreign) and there are no claims which have been asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would result in a Material Adverse Effect.

(l)	The Company’s Auditors who audited the Company’s Financial Statements are independent public accountants.

(m)	Except as disclosed in writing to Mira by the Company, no holder of outstanding shares in the capital of the Company is entitled to any pre-emptive or any similar rights to subscribe for any Company Common Shares or other securities of the Company and, other than pursuant to the Company Options, the Agents’ Options, the Company Notes and the Subscription Receipts, no rights to acquire, or instruments convertible into or exchangeable for, any securities in the capital of the Company or a Company Subsidiary are outstanding.

(n)	Except as disclosed in writing to Mira by the Company, no legal or governmental actions, suits, judgments, investigations or proceedings are pending to which the Company or any Company Subsidiary, or to the knowledge of the Company, the directors, officers or employees of the Company or any Company Subsidiary are a party or to which the Assets of the Company or its subsidiaries are subject and, to the knowledge of the Company, no such proceedings have been threatened against or are pending with respect to the Company or any Company Subsidiary, or with respect to their Assets and neither the Company nor any Company Subsidiary is subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority.

(o)	Neither the Company nor any Company Subsidiary is in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract to which it is a party or by which it or its property may be bound.

(p)	Each of the Company and any Company Subsidiary owns or has the right to use all Assets owned or used in its business, including: (i) all contracts that are material to its business; and (ii) to the knowledge of the Company, all Assets necessary to enable it to carry on its business as now conducted and as presently proposed to be conducted.

(q)	Except for the Permitted Encumbrances and as disclosed in writing to Mira by the Company, no third party has any ownership right, title, interest in, claim in, lien against or any other right to the Assets purported to be owned by the Company or the Company Subsidiaries.

(r)	Other than as disclosed in writing to Mira by the Company and except for contracts entered into in the ordinary course of business, none of the Company or any Company Subsidiary are party to any material contract, written or oral (the “Company Contracts”). All Company Contracts are in good standing in all material respects and in full force and effect.

(s)	Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party thereto is in material default or breach of any Company Contract and to the knowledge of the Company, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute a material default or breach under any Company Contract which would give rise to a right of termination on the part of any other party thereto or a Material Adverse Effect on the Company.

(t)

The Company or a Company Subsidiary owns or has the right to use all of the material Intellectual Property owned or used by the Company and any Company Subsidiary in its business as of the date hereof. All registrations, if any, and filings necessary to preserve the rights of the Company and any Company Subsidiary in any material Intellectual Property have been made and are in good standing. Neither the Company nor any Company Subsidiary has pending action or proceeding, nor any threatened action or proceeding, against any Person with respect to the use of any material Intellectual Property, and, to the knowledge of the Company, there are no circumstances which cast doubt on the validity or enforceability of any material Intellectual Property owned or used by the Company and any Company Subsidiary. The conduct of the Company’s business and any Company Subsidiary’s business does not, to the knowledge of the Company, infringe upon the intellectual property rights of any other Person. Neither the Company nor any Company Subsidiary has pending action or proceeding, nor, to the knowledge of the Company, is there any threatened action or proceeding against it with respect to the Company or any Company Subsidiary’s use of the Intellectual Property.

(u)	No order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company or a Company Subsidiary has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are pending, contemplated or threatened by any regulatory authority.

(v)	Other than has been disclosed in writing to Mira by the Company, neither the Company nor any Company Subsidiary is a party to any agreement, nor to the knowledge of the Company, is there any shareholders’ agreement or other contract, which in any manner affects the voting control of any of the securities of the Company or a Company Subsidiary.

(w)	With respect to each premises of the Company which is material to the Company or any Company Subsidiary and which the Company or any Company Subsidiary occupies as tenant (the “Leased Premises”), the Company or the applicable Company Subsidiary occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Company or Company Subsidiary occupies the Leased Premises is in good standing and in full force and effect in all material respects.

(x)	Other than as disclosed in writing to Mira by the Company, there is no agreement, plan or practice of the Company or any Company Subsidiary relating to the payment of any management, consulting, service or other fee or any bonus, pensions, share of profits or retirement allowance, insurance, health or other employee benefit other than in the ordinary course of business.

(y)	Neither the Company nor any Company Subsidiary is a party to or bound by any collective agreement and is not currently conducting negotiations with any labour union or employee association.

(z)	Each of the Company and any Company Subsidiary is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and has not and is not engaged in any unfair labour practice.

(aa)

Other than as disclosed by the Company to Mira in writing, neither the Company nor any Company Subsidiary has any plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Company or any Company Subsidiary for the benefit of any current or former director, officer, employee or consultant of the Company or any Company Subsidiary (the

“Employee Plans”). Each of the Employee Plans of the Company or any Subsidiary has been maintained in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plans.

(bb)	Except as disclosed by the Company to Mira in writing, none of the directors, officers or employees of the Company or any Company Subsidiary or any associate or Affiliate of any of the foregoing has any material interest, direct or indirect, in any material transaction or any proposed material transaction with the Company that materially affects, is material to or will materially affect the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is indebted to: (i) any director, officer or shareholder of the Company or any Company Subsidiary (other than in respect of the reimbursement of expenses incurred on behalf of the Company or applicable Company Subsidiary in the ordinary course of business); (ii) any individual related to any of the foregoing by blood, marriage or adoption; or (iii) any corporation controlled, directly or indirectly, by any one or more of those Persons referred to in this subsection 4.1(bb).

(cc)	The insurance policies of the Company and the Subsidiaries are valid and enforceable and in full force and effect, are underwritten by unaffiliated and reputable insurers, are sufficient for all applicable requirements of law and provide insurance, including liability and product liability insurance, in such amounts and against such risks as is customary for corporations engaged in businesses similar to that carried on by the Company. Neither the Company nor any Company Subsidiary is in default in any material respect with respect to the payment of any premium or material compliance with any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim within the appropriate time therefor.

(dd)	The minute books and records of the Company and the Company Subsidiaries made available to counsel for Mira in connection with the due diligence investigation of the Company for the period from the date of incorporation to the date hereof are all of the minute books of the Company and the Companies Subsidiaries and contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of the Company and the Company Subsidiaries to the date hereof and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of the Company or the Company Subsidiaries to the date hereof not reflected in such minute books.

(ee)	The Company and any Company Subsidiary, their Assets and the operation of their businesses, have been and are, to the knowledge of the Company, in compliance in all material respects with all Environmental Laws. The Company and each Company Subsidiary has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws. Neither the Company nor any Company Subsidiary has ever received any notice of any material non-compliance in respect of any Environmental Laws.

(ff)	Other than the Agents, there is no Person acting at the request or on behalf of the Company or any Company Subsidiary that is entitled to any brokerage or finder’s fee or other compensation in connection with the transactions contemplated by this Agreement.

(gg)	The draft Filing Statement submitted by Mira to the TSXV on March 31, 2014, as it relates to the Company, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made and constitutes full, true and plain disclosure of all material facts relating to the securities of the Company and the Resulting Issuer.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1	No Survival of Representations and Warranties.

The representations and warranties made by the Parties and contained in this Agreement or in any Ancillary Agreement shall not survive the Closing.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with Mira as follows until the earlier of the Effective Date or the termination of this Agreement in accordance with its terms:

6.1	Necessary Consents.

The Company shall use its commercially reasonable efforts to obtain from the Company’s directors, shareholders and all federal, state or other governmental or administrative bodies such approvals or consents as are required to complete the transactions contemplated herein.

6.2	Ordinary Course.

The Company will operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.

6.3	Non-Solicitation.

The Company, on its own behalf and on behalf of each of the Company Subsidiaries, hereby covenants and agrees from the date hereof until the Termination Date not to, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Acquisition, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities or assets of the Company or any of the Company Subsidiaries, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Acquisition, including, without limitation, allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations. In the event the Company or any of its Affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of the foregoing, the Company shall forthwith (in any event within one Business Day following receipt) notify Mira of such offer or inquiry and provide Mira with such details as it may request.

6.4	Restrictive Covenants.

The Company, on its own behalf and on behalf of each of the Company Subsidiaries, hereby covenants and agrees until the Termination Date not to, without Mira’s prior written consent:

(a)	issue any debt, equity or other securities, except in connection with (i) the Private Placement; (ii) the issuance of debt in the ordinary course of business; (iii) any outstanding Company Options or Company Notes; (iv) the issuance of options pursuant to the Company’s existing stock option plan or any subsidiary thereof or any new stock option plan adopted by the Company’s stockholders and the issuance of common shares underlying any such options; or (v) the issuance of securities in connection with a bona fide purchase of assets or shares from, or a strategic partnership with, an arm’s length third party;

(b)	borrow money or incur any indebtedness for money borrowed, except in the ordinary course of business, including but not limited to borrowings under the Company’s credit facility with Comerica Bank and any amendments, modifications or extensions thereof;

(c)	make loans, advances or other payments to directors, officers, employees or consultants of the Company, other than (i) payments made in the ordinary course of business (including payment of salaries or consultant fees at current rates); or (ii) routine advances or payments to directors, officers, employees or consultants of the Company for expenses incurred on behalf of the Company in the ordinary course of business;

(d)	declare or pay any dividends or distribute any of the Company’s properties or Assets to shareholders, except in the ordinary course of business;

(e)	alter or amend the Company’s articles or by-laws in any manner which may adversely affect the success of the Acquisition, except as required to give effect to the matters contemplated herein; or

(f)	except as otherwise permitted or contemplated herein, enter into any transaction or material contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on or contemplated by the Company and/or its Affiliates as of the date hereof.

6.5	Company Alternative Transaction.

Notwithstanding any other provision of this Agreement, if at any time the Company receives a bona fide offer, whether written or oral (a “Company Alternative Transaction Offer”) from a third party to acquire all or substantially all of the assets or shares of the Company or to enter into an arrangement or agreement which would materially interfere with the Acquisition which the Company wishes to pursue at the instruction of its board of directors or a committee thereof, including without in any way limiting the generality of the foregoing, any such arrangement or agreement resulting from an unsolicited offer or proposal from a third party, then the Company may: (a) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Alternative Transaction Offer and its representatives and allow such person and its representatives access to the Company’s facilities and properties and engage in discussions and negotiations with the person making such Company Alternative Transaction Offer and its representatives; and (b) enter into an agreement with respect to a Company Alternative Transaction Offer; provided that the Company has delivered written notice to Mira of the intention of the Company to enter into an agreement with respect to such Company Alternative Transaction Offer and the Company terminates this Agreement pursuant to Section 10.1 and has previously paid or, concurrently with such termination pays, a cash payment to Mira in an amount equal to: (i) $200,000 if the termination of this Agreement occurs prior to filing of the Filing Statement on SEDAR; and (ii) $300,000 if the termination of this Agreement occurs on or after the filing of the Filing Statement on SEDAR, which payment shall constitute full and final compensation and remedy to Mira for any breach or the non-performance of this Agreement and any and all fees and expenses associated therewith.

6.6	All Other Action.

The Company shall cooperate fully with Mira and will use all reasonable commercial efforts to assist Mira in its efforts to complete the Acquisition, unless such cooperation and efforts would subject the Company to cost or liability or would be in breach of applicable statutory or regulatory requirements.

ARTICLE 7

COVENANTS OF MIRA

Mira hereby covenants and agrees with the Company as follows until the earlier of the Effective Date or the termination of this Agreement in accordance with its terms:

7.1	Necessary Consents.

Mira shall use its reasonable efforts to obtain from Mira’s directors, shareholders, the TSX, the TSXV and all federal, provincial, municipal or other governmental or administrative bodies such approvals or consents as are required to complete the transactions contemplated herein (including approval of its shareholders of the Mira Meeting Matters and the approval of the TSX of the listing of Resulting Issuer Common Shares and the shares underlying the Resulting Issuer Options and the Resulting Issuer Class B Shares to be issued pursuant to this Agreement).

7.2	Ordinary Course.

Mira will operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.

7.3	Non-Solicitation.

Mira hereby covenants and agrees until the Termination Date not to, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Acquisition, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities of Mira, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Acquisition, including, without limitation, allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to do so, except as required by statutory obligations. In the event Mira or any of its Affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of any of the foregoing, Mira shall forthwith (in any event within one Business Day following receipt) notify the Company of such offer or inquiry and provide the Company with such details as it may request.

7.4	Restrictive Covenants.

Mira hereby covenants and agrees until the Termination Date not to, without the Company’s prior written consent:

(a)	issue any debt, equity or other securities, except in connection with any outstanding Mira Options or Mira Agent Options, the Private Placement or the Acquisition;

(b)	borrow money or incur any indebtedness for money borrowed;

(c)	make loans, advances or other payments, other than routine advances or payments to directors or officers of Mira for expenses incurred on behalf of Mira in the ordinary course of business;

(d)	make any capital expenditures;

(e)	declare or pay any dividends or distribute any of Mira’s properties or Mira Assets to shareholders;

(f)	alter or amend Mira’s articles or by-laws in any manner which may adversely affect the success of the Acquisition, except as required to give effect to the matters contemplated herein; or

(g)	except as otherwise permitted or contemplated herein, enter into any transaction or material contract or engage in any business enterprise or activity different from that carried on by Mira as of the date hereof.

7.5	Subco and Subco2.

Subco and Subco2 shall be validly subsisting and in good standing under Applicable Delaware Law immediately prior to the Merger. Mira covenants and agrees that Subco and Subco2 shall not carry on any business and shall not enter into any contracts, agreements, commitments, indentures or other instruments prior to the Closing Date other than as required to effect the Merger or the Subsequent Merger, as applicable.

7.6	Mira Alternative Transaction.

Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement Mira receives a bona fide offer, whether written or oral (a “Mira Alternative Transaction Offer”) from a third party to acquire all or substantially all of the assets or shares of Mira or to enter into an arrangement or agreement which would materially interfere with the Acquisition which Mira wishes to pursue at the instruction of its board of directors or a committee thereof, including without in any way limiting the generality of the foregoing, any such arrangement or agreement resulting from an unsolicited offer or proposal from a third party, then Mira may: (a) furnish information with respect to Mira and its subsidiaries to the person making such Mira Alternative Transaction Offer and its representatives and allow such person and its representatives access to Mira’s facilities and properties and engage in discussions and negotiations with the person making such Mira Alternative Transaction Offer and its representatives; and (b) enter into an agreement with respect to a Mira Alternative Transaction Offer; provided that Mira has delivered written notice to the Company of the intention of Mira to enter into an agreement with respect to such Mira Alternative Transaction Offer and Mira terminates this Agreement pursuant to Section 10.1 and has previously paid or, concurrently with such termination pays, a cash payment to the Company in an amount equal to: (i) $200,000 if the termination of this Agreement occurs prior to filing of the Filing Statement on SEDAR; and (ii) $300,000 if the termination of this Agreement occurs on or after the filing of the Filing Statement on SEDAR, which payment shall constitute full and final compensation and remedy to the Company for any breach or the non-performance of this Agreement and any and all fees and expenses associated therewith.

7.7	All Other Action.

Mira shall cooperate fully with the Company and will use all reasonable commercial efforts to assist the Company in its efforts to complete the Acquisition unless such cooperation and efforts would subject Mira to cost or liability or would be in breach of applicable statutory and regulatory requirements.

ARTICLE 8

CONDITIONS PRECEDENT

8.1	Conditions for the Benefit of Mira.

The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of Mira and may be waived, in whole or in part, by Mira in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any Ancillary Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date in all material respects with the same force and effect as if such representations and warranties had been made on and as of such Closing Date except as affected by transactions contemplated or permitted by this Agreement and an officer of the Company shall provide a certificate addressed to Mira at Closing confirming the foregoing.

(b)	Performance of Obligations. The Company shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by them at or prior to the Closing Date and an officer of the Company shall provide a certificate addressed to Mira at Closing confirming the foregoing.

(c)	Approvals and Consents. All required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and regulatory approvals, shall have been obtained on terms acceptable to Mira acting reasonably, including the approval of the TSXV, the approval of the Mira Meeting Matters by the shareholders of Mira and the Company Shareholder Approval of the Merger and the Company Consolidation. The Company shall have effected the Company Consolidation on terms satisfactory to Mira.

(d)	No Material Adverse Change. There shall have been no material adverse change in the business, results of operations, assets, liabilities, financial condition or affairs of the Company since January 15, 2014.

(e)	Deliveries. The Company shall deliver or cause to be delivered to Mira the closing documents as set forth in Section 9.2 in a form satisfactory to Mira acting reasonably.

(f)	Proceedings. All proceedings to be taken in connection with the transactions contemplated in this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to Mira, acting reasonably, and Mira shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith.

(g)	No Legal Action or Prohibition of Law. There shall be no action or proceeding pending or threatened by any Person (other than the Company) in any jurisdiction, or any applicable laws proposed, enacted, promulgated or applied, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a Material Adverse Effect on the Company.

8.2	Conditions for the Benefit of the Company.

The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of Mira contained in this Agreement or in any Ancillary Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date in all material respects with the same force and effect as if such representations and warranties had been made on and as of such Closing Date except as affected by transactions contemplated or permitted by this Agreement and an officer of Mira shall provide a certificate to the Company at Closing confirming the foregoing.

(b)	Performance of Obligations. Mira shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by Mira at or prior to the Closing Date and an officer of Mira shall provide a certificate to the Company at Closing confirming the foregoing.

(c)	No Material Adverse Change. There shall have been no material adverse change in the business, results of operations, assets, liabilities, financial condition or affairs of Mira since January 15, 2014 other than a reduction of its cash position in order to pay professional fees or other expenses in connection with the Acquisition.

(d)

Approvals and Consents. All required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and regulatory approvals, shall have been obtained on terms acceptable to the Company acting reasonably, including approval of the Mira Meeting Matters by the shareholders of Mira and the

Company Shareholder Approval of the Merger and the Company Consolidation. Mira shall have effected the Name Change, Consolidation and Share Amendment on terms satisfactory to the Company.

(e)	Private Placement. The Subscription Receipts shall have been exchanged into Company Shares in accordance with their terms and the Escrowed Proceeds shall have been released from escrow.

(f)	Issuance of Shares. The Resulting Issuer Common Shares and the Resulting Issuer Class B Shares to be issued as consideration for the Company Common Shares at the time of the Merger shall be freely tradeable (subject to the usual restrictions under National Instrument 45-102 - Resale of Securities or pursuant to applicable United States securities laws) and being issued as fully paid and non- assessable Resulting Issuer Common Shares and Resulting Issuer Class B Shares, respectively, in the capital of the Resulting Issuer , free and clear of any and all encumbrances, Liens, charges, demands and restrictions on transfer whatsoever except the escrow restrictions imposed by the TSX or TSXV, as applicable.

(g)	Deliveries. Mira shall deliver or cause to be delivered to the Company Mira’s Closing Documents as set forth in Section 9.3 in a form satisfactory to the Company, acting reasonably.

(h)	Proceedings. All proceedings to be taken in connection with the transactions contemplated in this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to the Company, acting reasonably, and the Company shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith.

(i)	No Legal Action or Prohibition of Law. There shall be no action or proceeding pending or threatened by any Person (other than Mira) in any jurisdiction, or any applicable laws proposed, enacted, promulgated or applied, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement transactions contemplated by this Agreement or which could reasonably be expected to result in a Material Adverse Effect on Mira.

ARTICLE 9

CLOSING

9.1	Time of Closing.

The Closing of the transactions contemplated herein shall be completed at the offices of Fasken Martineau DuMoulin LLP, 333 Bay Street, Suite 2400, Bay Adelaide Centre, Toronto, Ontario at 10:00 a.m. (EST) on the Closing Date.

9.2	Company Closing Documents.

On the day of Closing, the Company shall deliver to Mira the following documents:

(a)	a certified copy of the resolutions of the directors and shareholders of the Company approving and authorizing the transactions herein contemplated; and

(b)	a certified copy of the constating documents of the Company.

9.3	Mira’s Closing Documents.

On the day of Closing, Mira shall deliver to the Company the following documents:

(a)	certificates in the respective names of the holders of Company Shares representing the Resulting Issuer Shares issuable to such holders pursuant to the Merger (such certificates to be registered and prepared in accordance with a written direction to be provided by the Company prior to Closing);

(b)	certificates or option agreements in the respective names of the holders of the Agents’ Options and Company Options representing in the aggregate the Resulting Issuer Options issuable to such holders pursuant to the Merger (such certificates to be registered and prepared in accordance with a written direction to be provided by the Company prior to Closing);

(c)	copies of the list of defaulting issuers published by the British Columbia and Alberta securities commissions showing that Mira does not appear on a list of defaulting reporting issuers maintained by each such securities commission;

(d)	a certified copy of the resolutions of the directors or managers, as applicable, of Mira, Subco and Subco2, and of Mira as the sole shareholder or interest holder of Subco and Subco2, respectively, approving and authorizing the transactions herein contemplated and a certified copy of the resolutions of Mira Shareholders approving the Mira Meeting Matters;

(e)	a certified copy of the constating documents of Mira, Subco and Subco2 including the Articles of Amendment;

(f)	written resignations and releases of the current officers and directors of Mira other than Kevin Taylor in his capacity as director;

(g)	conditional approval of the TSXV of the Acquisition and the conditional approval of the TSX or TSXV approving the listing of the Resulting Issuer Common Shares and Resulting Issuer Common Shares underlying Resulting Issuer Options and Resulting Issuer Class B Shares to be issued hereunder; and

(h)	a cancelled certificate evidencing the Subco Shares registered in the name of Mira.

ARTICLE 10

TERMINATION

10.1	Termination.

This Agreement shall terminate with the Parties having no obligations to each other, other than in respect of the expense provisions contained in Section 11.9, the confidentiality provisions contained in Section 11.1 and the requirement to make any cash payment pursuant to Section 6.5 or 7.6, if applicable, on the day (the “Termination Date”) on which the earliest of the following events occurs:

(a)	written agreement of the parties to terminate this Agreement;

(b)	upon provision of a notice pursuant to and in any of the circumstances provided for in Section 6.5 or 7.6;

(c)	any applicable regulatory or governmental authority having notified in writing either Mira or the Company of its determination to not permit the Merger to proceed, in whole or in part, and the parties have used commercially reasonable efforts to appeal or reverse such determination, or modify the Merger on a basis that is not prejudicial to either party hereto in order to address such determination; or

(d)	the Closing of the Merger has not occurred on or before 5:00 p.m. (Toronto time) on April 30, 2014.

10.2	Effect of Termination.

Each Party’s right of termination under this ARTICLE 10 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in ARTICLE 10 shall limit or affect any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favor contained in this Agreement.

ARTICLE 11

GENERAL

11.1	Confidential Information.

No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by Mira or the Company or its representatives without the prior agreement of the other party as to timing, content and method, hereto, provided that the obligations herein will not prevent any party from making, after consultation with the other party, such disclosure as its counsel advises is required by applicable law or the rules and policies of the TSX or TSXV.

Except as and only to the extent required by applicable law, a Receiving Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished, or to be furnished, by a Disclosing Party or its representatives to the Receiving Party or its representatives at any time or in any manner other than for purposes of evaluating and completing the transactions proposed in this Agreement.

If this Agreement is terminated, each Receiving Party will promptly return to the Disclosing Party or destroy any Confidential Information and any work product produced from such Confidential Information in its possession or in the possession of any of its representatives.

11.2	Counterparts.

This Agreement may be executed in several counterparts (by original or facsimile signature), each of which when so executed shall be deemed to be an original and each of such counterparts, if executed by each of the Parties, shall constitute a valid and enforceable agreement among the Parties.

11.3	Severability.

In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

11.4	Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles therein.

11.5	Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Mira or the Company, as applicable, it shall be deemed to refer to the actual knowledge after having made due inquiry of the executive officers of the particular company.

11.6	Disclosure in Writing.

Disclosure by the Company in writing to Mira and disclosure by Mira in writing to the Company, or words of similar effect, means disclosure in the draft Mira Filing Statement submitted by Mira to the TSXV on March 31, 2014.

11.7	Successors and Assigns.

This Agreement shall accrue to the benefit of and be binding upon each of the Parties hereto and their respective heirs, executors, administrators and assigns, provided that this Agreement shall not be assigned by any one of the Parties without the prior written consent of the other Parties.

11.8	Interpretation.

The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

11.9	Expenses.

Each of the Parties hereto shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date hereof and all legal and accounting fees and disbursements relating to preparing this Agreement or any Ancillary Agreement or otherwise relating to the transactions contemplated herein; provided, however (and for greater certainty), the Company shall be responsible for paying all costs and fees payable to the TSX or TSXV in connection with their review of the proposed Acquisition (including the review of the Personal Information Forms to be submitted by the proposed executive officers and directors of the Resulting Issuer following completion of the Acquisition) and all listing fees in connection with any securities issued pursuant to the Acquisition.

11.10	Further Assurances.

Each of the Parties hereto will, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such other documents, instruments of transfer, conveyance, assignment and assurances and secure all necessary consents and authorizations as may be reasonably requested by another party and take such further action as the other may reasonably require to give effect to any matter provided for herein.

11.11	Entire Agreement.

This Agreement and the schedules referred to herein constitute the entire agreement among the Parties hereto and supersede all prior communications, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, including the letter of intent of the Parties dated January 15, 2014 as amended. None of the Parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on the Closing Date pursuant to this Agreement. The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

11.12	Notices.

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent by facsimile, e-mail or other similar means of electronic communication addressed as follows:

in the case of notice to Mira, Subco or Subco2:

Mira III Acquisition Corp.
5 Hazelton Avenue
Suite 300
Toronto, Ontario
M5R 2E1

Attention: Ronald D. Schmeichel

Fax:	416 972 6208
Email:	ronschmeichel@windsorgp.com

with copies to:

Wildeboer Dellelce LLP
Wildeboer Dellelce Place
Suite 800, 365 Bay Street
Toronto Ontario
M5H 2V1

Attention: Perry Dellelce

Fax:	416 361 1790
Email:	perry@wildlaw.ca

in the case of notice to the Company:

Wind Power Holdings, Inc.
29 Pitman Road
Barre, Vermont 05641
U.S.A.

Attention: Troy Patton

Fax:	802 461 2998
Email:	tpatton@northernpower.com

with copies to:

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Bay Adelaide Centre, Box 20
Toronto, Ontario
M5H 2T6

Attention: Rubin Rapuch

Fax:	416 364 7813
Email:	rrapuch@fasken.com

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)	if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service, and

(c)	if sent by facsimile or other means of electronic communication, be deemed to have been given, sent, delivered and received on the Business Day of the sending if sent during normal business hours (otherwise on the following Business Day).

11.13	Waiver.

Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

11.14	Amendments.

No modification or amendment to this Agreement may be made unless agreed to by the Parties hereto in writing.

11.15	Remedies Cumulative.

The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

11.16	Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in the lawful money of Canada.

11.17	Number and Gender.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used;

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used; and

(c)	words importing the use of any gender shall include all genders where the context or the Party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

11.18	Time of Essence.

Time shall be of the essence hereof.

IN WITNESS WHEREOF this agreement has been executed by the Parties hereto as of the date first above written.

MIRA III ACQUISITION CORP.

(signed) “Ronald D. Schmeichel”
Name:	Ronald D. Schmeichel
Title:	President

WIND POWER HOLDINGS, INC.

(signed) “Troy C. Patton”
Name:	Troy C. Patton
Title:	President and Chief Executive Officer

MIRA SUBCO INC.

(signed) “Ronald D. Schmeichel”
Name:	Ronald D. Schmeichel
Title:	President

MIRA SUBCO LLC

(signed) “Ronald D. Schmeichel”
Name:	Ronald D. Schmeichel
Title:	President